CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                            FOR NTECH, INCORPORATED

Pursuant to Section 242 of the General Corporation Law of Delaware, NTECH, Incorporated (the "Corporation"), a corporation organized and existing under the provisions of the General Corporation Law of the State of Delaware, certifies as follows:

The Corporation's Certificate of Incorporation (the "Certificate of Incorporation") was initially filed in the Office of the Secretary of State of Delaware on July 29, 1997.

The following amendments to the Certificate of Incorporation were duly adopted in accordance with Section 242 of the General Corporation Law of Delaware.

The Certificate of Incorporation of NTECH, Incorporated is hereby amended and restated in its entirety as follows:

ARTICLE I

The name of the Corporation is NTECH, Incorporated (hereinafter referred to as the "Corporation").

ARTICLE II

The address of the registered office of the Corporation is Three Mill Road, Suite 206, Wilmington, Delaware 19806, in the County of New Castle, Delaware, and the name of the Corporation's registered agent at that address is The Incorporators Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A.	The Corporation shall have authority to issue fifty million (50,000,000)
shares of all classes of stock, consisting of:

five million (5,000,000) shares of preferred stock, par value $.0001 per share (the "Preferred Stock"); and

forty-five million (45,000,000) shares of Class A Common Stock, par value $.0001 per share (the "Common Stock").

The Board of Directors of the Corporation is authorized, subject to any limitations prescribed by law, to provide for the issuance of the share of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (each such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

 1. At the effective time of this Certificate of Amendment (the "Conversion Date"), the previously issued common stock of the Corporation (the "Old Common Stock") shall be automatically converted into Common Stock at the rate of one
(1) share of Common Stock for each ten (10) shares of Old Common Stock (the "Conversion Rate"). From and after the Conversion Date, each outstanding certificate that prior to the Conversion Date represented Old Common Stock shall be deemed for all corporate purposes to evidence the ownership of the whole number of duly issued and outstanding shares of Common Stock into which the shares of Old Common Stock which, prior to the Conversion Date, were represented thereby, have been so converted, and upon surrender of such certificate to the Corporation the holder shall be entitled to receive in exchange therefor a certificate or certificates representing the whole number of shares of Common Stock into which the shares of Old Common Stock theretofore represented by such certificate shall have been converted.

As promptly as practicable after surrender for conversion of a certificate representing shares of Old Common Stock, the Corporation shall deliver to or upon written order of the holder of the shares of Old Common Stock so surrendered, a certificate representing the number of fully paid and non-assembled shares of Common Stock into which such Old Common Stock shall have been converted in accordance with the provisions of this Section.

No fractional shares of Common Stock or scrip certificates therefor shall be issued upon the conversion of any Old Common Stock. If the conversion of any shares of old Common Stock results in a fraction, there shall be paid to the holder, in Lieu of such fraction interest, cash equal to the current market value of such fractional interest, computed on the basis of the average of the last closing bid and asked prices of the Common Stock on the over-the-counter market as of the closing next preceeding the Conversion Date.

From and after the Conversion Date, each warrant, option or other right entitling the holder thereof to purchase from the Corporation any shares of the Old Common Stock shall be deemed to entitle the holder to purchase the number of shares of Common Stock equal to the number of shares of Old Common Stock to which the holder would have been entitled to purchase adjusted by the Conversion Rate.

ARTICLE V

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation, and regulation of the owners of the Corporation and of its directors and stockholders:

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by the laws of the State of Delaware or by this Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies previously authorized directorships at the time any such resolution is presented to the board for adoption) (the "Whole Board").

ARTICLE VI

The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the annual meeting of stockholders in 2001, the term of office of the second class to expire at the annual meeting of stockholders in 2002 and the term of office of the third class to expire at the annual meeting of stockholders in 2003. At each annual meeting of stockholders (or special meeting in lieu thereof) following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 75 percent of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class.

ARTICLE VII

The Board of Directors is expressly empowered to adopt, amend or repeal bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 75 percent of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class, shall be required in order for the stockholders to adopt, amend or repeal any provisions of the Bylaws of the Corporation.

ARTICLE VIII

In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in this Section:

any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, or any Affiliate of any Interested Stockholder, of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) equaling or exceeding 25% or more of the aggregate Fair Market Value of the issued and outstanding capital stock of the Corporation; or the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of at least 75% of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by any other provisions of this Certificate of Incorporation or any Preferred Stock Designation or in any agreement with any national securities exchange or otherwise.

The term "Business Combination" as used in this Article VIII shall mean any transaction which is referred to in any one or more of paragraphs 1 through 5 of this Article VIII(A).

The provisions of Article VIII(A) shall not be applicable to any particular Business Combination, and such Business Combination shall require only the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Voting Stock, or such vote as is otherwise required by law or by this Certificate of Incorporation, if, in the case of any Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation, the condition specified in the following paragraph 1 is met or, in the case of any other Business Combination, all of the conditions specified in either of the following paragraphs 1 or 2 are met:

The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

All of the following conditions are met:

The aggregate amount of the cash, and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash, to be received per share by the holders of shares of Common Stock in such Business Combination, shall at least be equal to the higher of the following:

(if applicable) the Highest Per Share Price (as hereinafter defined), including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Stockholder or any of his or its Affiliates for any shares of Common Stock acquired by him or it (X) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date"), or (Y) in the transaction in which he or it became an Interested Stockholder, whichever is higher; or

the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article VIII as the "Determination Date"), whichever is higher; and

The aggregate amount of the cash, and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash, to be received per share by the holders of shares of any class of outstanding Voting Stock other than Common Stock, shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (b) shall be required to be met with respect to every such class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

(if applicable) the Highest Per Share Price (as hereinafter defined), including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Stockholder or any of his or its Affiliates for any shares of such class of Voting Stock acquired by him or it (X) within the two-year period immediately prior to the Announcement Date, or (Y) in the transaction in which he or it became an Interested Stockholder, whichever is higher;

(if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

(c) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by the interested stockholder. The price determined in accordance with this Article VIII(B)(2) shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event; and

After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (I) except as a approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or liquidation; (ii) there shall have been (X) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and
(Y) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure to so increase such annual rate is approved by a majority of the Disinterested Directors, and (iii) neither such Interested Stockholder nor any of his or its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder; and

After such Interested Stockholder has become an Interested Stockholder, such interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise, and

A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the General Rules and Regulations thereunder (or any subsequent provisions replacing such Act, Rules or Regulations) shall be mailed to stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

For the purposes of this Article VIII:

A "person" shall include an individual, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities.

"Interested Stockholder" shall mean any person (other than the Corporation or any holding company of the Corporation or Subsidiary therof) who or that:

is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then-outstanding Voting Stock; or

is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding Voting Stock; or

is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

For the purposes of this Article VIII, "beneficial ownership" shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (or any successor rule or statutory provision), or, if Rule 13d-3 is rescinded and there is no successor rule or statutory provision thereto, "beneficial ownership" shall be determined pursuant to Rule 13d-3 as in effect on the date of filing this Certificate of Incorporation; except that a person shall; in any event, also be deemed the "beneficial owner" of any Common Stock:

that such person or any of his or its Affiliates beneficially owns, directly or indirectly; or

that such person or any of his or its Affiliates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but such a person shall not be deemed to be the beneficial owner of any voting shares solely by reason of an agreement, contact, or other arrangement with this Corporation to affect any transaction which is described in any clause or clauses or Article VIII(A) or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but such a person shall not be deemed to be the beneficial owner of any shares of Common Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of Common Stock of which neither such person nor any such Affiliate is otherwise deemed the beneficial owner); or

that are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of his or its Affiliates acts as a partnership, limited partnership, syndicate, or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of this Corporation;

and provided further, however, that (x) no director or officer of this Corporation (or any Affiliate of any such director or officer), solely by reason of any or all of such directors or officers acting in their capacities as such, shall be deemed, for any purposes hereof, to beneficially own any shares of Common Stock beneficially owned by any other such director or officer (or any Affiliate thereof) and (y) neither any employee stock ownership or similar plan of this Corporation or any subsidiary of this Corporation, nor any trustee (or Affiliate thereof) with respect to such plan, solely by reason of the capacity of such trustee, shall be deemed, for any purposes hereof, to beneficially own any Common Stock held under any such plan. For purposes of computing the percentage beneficial ownership of Common Stock of a person, the outstanding Common Stock shall include shares deemed owned by such person through application of this subsection but shall not include any other common Stock which may be issuable by this Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding Common Stock shall include only Common Stock then outstanding and shall not include any Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

For the purpose of determining whether a person is an Interested Stockholder pursuant to Article VIII(C)(2), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed beneficially owned through application of Article VII(C)(3) but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

"Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on the date of filing this Certificate of Incorporation.

"Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; except that for the purposes of the definition of Interested Stockholders set forth in Article VIII(C)(2), the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

"Disinterested Director" means any member of the Board of Directors who is not an Interested Stockholder or an Affiliate or Associate of the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any director who is thereafter chosen to fill any vacancy of the Board of Directors or who is elected and who, in either event, is not an Interested Stockholder or an Affiliate of the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority or Disinterested Directors then on the Board of Directors.

"Fair Market Value" means: (a) in the case of stock, (i) the highest closing sales price (the "Highest Per Share Price") of the stock during the 30-day period immediately preceding the date in question of a share of such stock on the National Association of Securities Dealers Automated Quotation System or any system then in use, or, (ii) if such stock is admitted to trading on a principal United States securities exchange registered under the Securities Exchange Act of 1934, the Highest Per Share Price reported during the 30-day period preceding the date in question, or, (iii) if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by the Board of Directors, in each case with respect to any class of stock, appropriately adjusted for any dividend or distribution in shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock, and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by the Board of Directors.

References to "Highest Per Share Price" shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash" as used in Articles VIII(B)(2)(a) and
(b) shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

A majority of the Directors of the Corporation shall have the power and duty to determine, for the purposes of this Article VIII, on the basis of information known to them after reasonable inquiry, (1) whether a person is an Interested Stockholder; (2) the number of shares of Voting Stock beneficially owned by any person; (3) whether a person is an Affiliate or Associate of another; and (4) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has an aggregate Fair Market Value equaling or exceeding 25% of the aggregate Fair Market Value of the issued and outstanding capital stock of the Corporation. A majority of the Directors have the further power to interpret all of the terms and provisions of this Article VIII.

Nothing contained in this Article VIII shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

ARTICLE IX

The Board of Directors of the Corporation, when evaluating any offer of another person (as defined in Article VIII hereof) to (A) make a tender or exchange offer for any equity security of the Corporation (B) merge or consolidate the Corporation with another corporation or entity or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgement in determining what is in the best interest of the Corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer on the Corporation present and future customers and employees and those of its Subsidiaries (as defined in Article VIII hereof).

ARTICLE X

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation was a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgements, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; except that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

The right to indemnification conferred in Section A of this Article shall include the right to be paid by the Corporation the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); except that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is tendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article X shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

If a claim under Section A or B of this Article X is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (1) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (2) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation or receiver an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

The Corporation may, to the extent authorize from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE XI

A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the Delaware General Corporation Law, or (D) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE XII

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; except that notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of at least 75 percent of all of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article XII, Articles V(C) or (D), Article VI, Article VII, Article VIII or Article X.

ARTICLE XIII

The sole incorporator of the Corporation is Marie Jorczak, whose mailing address is Three Mill Road, Suite 206, Wilmington, Delaware 19806-2146.

3. The amendments to the Certificate of Incorporation contained in this Certificate of Amendment shall become effective at 11:59 p.m. on April 3, 2000 (the "Effective Time"). When this Certificate of Amendment becomes effective, the aggregate amount of capital represented by all issued and outstanding shares of the Common Stock immediately after the amendment will not be less than the aggregate amount of capital represented by all issued shares of common stock immediately before the amendment, and therefore, the capital of the Corporation will not be reduced under or by reason of this Certificate of Amendment.

WITNESS, NTECH Corporation, has caused this Certificate of Amendment to its Certificate of Incorporation to be signed by Susan M. Alt, its Chairman of the Board, this 21st day of March, 2000.


							NTECH CORPORATION



							By:/S/SUSAN M. ALT
							      Susan M. Alt
							      Chairman of the Board

Rider 2.12

At any annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is entitled to vote with respect thereto and who complies with the notice procedures set forth in this Section 2.12. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered or mailed to and received at the principal executive offices of the Corporation not less than one hundred twenty (120) days in advance of the date of the Corporation's proxy statement released to stockholders in connection with the previous year's annual meeting of the stockholders. A stockholder's notice to the Secretary shall set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation's books, of the stockholder who proposes such business, (iii) the class and number of shares of the Corporation's capital stock that are beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. Notwithstanding anything in these Bylaws to the contrary, no business shall be brought before or conducted at an annual meeting except in accordance with the provisions of this Section 2.12. The officer of the Corporation or other person presiding over the annual meeting shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this
Section 2.12 and, if he should so determine, shall so declare to the meeting, and any such business so determined to be not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions, a stockholder shall also comply with all applicable requirements of the Securities and Exchange Act of 1934 and the rules and regulations thereunder with respect to the matters set forth in this Section 2.12.

At any special meeting of the stockholders, only such business shall be conducted as shall have been described in the call for the meeting.

Rider 3.2(a)

The directors, other than those who may be elected by the holders of any class or series of preferred stock, shall be divided, with respect to the time for which they severally hold office, into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the second annual meeting of stockholders and the term of office of the third class to expire at the third annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders (or special meeting in lieu thereof), commencing with the first annual meeting, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

Rider 3.2(b)

Only persons who are nominated in accordance with the procedures and qualifications set forth in these Bylaws shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 3.2(b). Such nominations, other than those made by or at the direction of the Board of Directors, shall be made by timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered or mailed to and received at the principal executive offices of the Corporation not less than one hundred twenty (120) days in advance of the date of the Corporation's proxy statement released to stockholders in connection with the previous year's annual meeting of the stockholders. Such stockholder's notice shall set forth (i) as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Rule 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving the notice (x) the name and address, as they appear on the Corporation's books, of such stockholder and (y) the class and number of shares of the Corporation's capital stock that are beneficially owned by such stockholder. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of this Section 3.2(b). The officer of the Corporation or other person presiding over the meeting shall, if the facts so warrant, determine that a nomination was not made in accordance with such provisions and, if he should so determine, shall so declare to the meeting, and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions, a stockholder shall also comply with all applicable requirements of the Securities and Exchange Act of 1934 and the rules and regulations thereunder with respect to the matters set forth in this Section 3.2(b).

Rider 3.3

Subject to the rights of the holders of any class or series of preferred stock, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.